EXHIBIT 10-1

NEW ULM TELECOM, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE AGREEMENT (“Agreement”) is made and entered into as of the 1st day of July, 2006, by and between New Ulm Telecom, Inc. (the “Company”), and Bill Otis (the “Executive”).

WITNESSETH:

        WHEREAS, the Company desires to provide the Executive with specified benefits in the event of Executive’s termination of employment under certain circumstances and to enter into mutual covenants in exchange for such benefits, and the Executive desires to enter into this Agreement and to accept such benefits, subject to the terms and provisions of this Agreement;

        NOW, THEREFORE, In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

        1.       Definitions.

        A.        “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

        B.        “Annual Incentive Award” shall mean the annual incentive compensation that may be paid to the Executive under the New Ulm Telecom Management Incentive Plan, as specified in Section 3 below and in the New Ulm Telecom Management Incentive Plan document.

        C.        “Board” shall mean the Board of Directors of the Company.

        D.        “Cause” shall mean:

                      (1)        gross malfeasance of the Executive of a material nature;

                      (2)        the Executive is convicted of a felony or pleads nolo contendere (i.e., no contest) or guilty to a felony under Minnesota law or other federal, state or local law;

                      (3)        willful misconduct of the Executive with regard to the Company having a material adverse effect on the Company; and

                      (4)        refusal to, or failure to attempt in good faith to, perform the Executive’s duties or to follow the written legal direction of the Board.

        E.        “Change of Control” shall mean the occurrence of any of the following events:

                      (1)        the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934),

                      (2)        a merger or consolidation as a result of which 50% or more of the voting securities of the Company are held by third parties,

                      (3)        a sale to a third party of more than 50% of the voting securities of the Company,

                      (4)        a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Board as of the Effective Date.

        F.        “Disability” shall mean the definition(s) of disability under the terms of the disability insurance policy or policies that may be provided to the Executive.

        G.        “Effective Date” shall mean the date as of which this Agreement was entered into.

        H.        “Term of Agreement” shall mean the period specified in Section 2 below.

        I.        “Termination for Good Reason” shall mean termination by the Executive of his employment at the Executive’s initiative following the occurrence of any of the following events without his prior written consent:

                      (1)        a reduction in the Executive’s base salary or other cash compensation or in his ability to participate in or to receive benefits from any welfare benefit and/or compensation plans without a counter-balancing increase in another element of Executive’s welfare benefits and/or total compensation package;

                      (2)        a material diminution in the Executive’s duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function as the CEO of the Company;

                      (3)        the relocation of the Company’s principal office, or the Executive’s own office location, as assigned to the Executive by the Company to a location more than 35 miles from New Ulm, Minnesota.

        2.       Term of Agreement.

        The Term of Agreement shall begin on the Effective Date, and shall extend to July 1, 2007, and then shall automatically renew for successive one (1) year terms, unless terminated on a written notice given by either Party 90-days prior to the Effective Date of the renewal period. Notwithstanding the foregoing, the Term of Agreement may be earlier terminated by either Party in accordance with the provisions of Section 5 below.

        3.       Salary and Incentive Compensation.

        A.        Base Salary.   Base salary shall be paid at a rate of $170,000 per annum. This base salary may be increased, but not decreased, annually by the Board. The Board may consider the Executive’s performance, the financial strength of the Company, and the competitive market in determining salary increases each year.

        B.        Incentive Compensation.

                      (1)        The Executive may, at the Board’s discretion, be awarded incentive compensation under the New Ulm Telecom Management Incentive Plan, in the form of a cash incentive (Annual Incentive Award) on an annual basis.

                      (2)        The target incentive for the Executive is 20% of base salary. The maximum incentive award payable under the plan is 40% of base salary (2 times the target). The minimum incentive award payable under the plan is $0.

                      (3)        Annual Incentive Awards are determined as described in the New Ulm Telecom Management Incentive Plan document, and are generally based on net income, operating revenue and customer service performance versus goal.

                      (4)        The Board will approve the Executive’s incentive plan goals for each year by the end of the first quarter of that year. After the fiscal year has been completed and performance results have been audited and approved by the Board, the Board will assess performance results versus goal. If available, Annual Incentive Awards are typically paid within two and one-half months following the end of the fiscal year.

        4.       Benefits.

        A.        Standard Benefits.   The Executive shall be eligible to participate in standard employee benefit programs (including medical, dental, life and disability insurance, which shall be effective as of and from the date of the employment hereunder) as the Company shall maintain from time-to-time for the benefit of all employees.

        B.        Supplemental Disability Insurance.   Disability insurance shall be provided to the Executive. Premiums for this policy shall be paid by the Company until termination. As of the effective date of this Agreement, the annual premium expense to the Company is approximately $2,500. Upon termination, the Executive may be given the option to convert the policy and assume responsibility for premium payments.

        C.        Automobile Reimbursement.   The Executive will be reimbursed for all automobile expenses related to business travel, including vehicle lease or payment costs approved by the Board. All personal use of the automobile provided to the Executive will be tracked and reported separately as W-2 income to the Executive.

        D.        Club Membership.   The Executive will be provided with an annual membership to a social or athletic club. Membership fees and related expense reimbursements to the Executive for this benefit will not exceed $1,500 per year.

        E.        Vacation.   The Executive shall be entitled to five (5) weeks paid vacation and three (3) personal days per annum under the Company’s paid time off program for executives, and with such additional paid vacation time as the Board may reasonably determine or is consistent with the Company’s vacation policy as is exists from time-to-time. Unused vacation shall accrue on an annual basis and will be paid on termination. The maximum amount of vacation that may be paid on termination is equal to the annual accrual rate multiplied by 2, or 10 weeks.

        5.       Termination of Employment.

        A.        Termination Due to Death.   In the event that the Executive’s employment is terminated due to his death, the Executive’s estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

                      (1)        Base salary through the end of the month in which death occurs;

                      (2)        Annual Incentive Award for the year in which the Executive’s death occurs, equal to the target award for that fiscal year, payable in a single installment promptly after his death.

        B.        Termination Due to Disability.   In the event that the Executive’s employment is terminated due to his Disability, he shall be entitled to the following benefits:

                      (1)        Disability benefits in accordance with the long-term disability program then in effect for the Executive;

                      (2)        Base salary through the end of the month in which disability benefits commence;

                      (3)        Annual Incentive Award for the year in which the Executive’s termination occurs, equal to the target award for that fiscal year, payable in a single installment promptly after his termination.

        C.        Termination by the Company for Cause.

                      (1)        A termination for Cause shall not take effect unless the provisions of this paragraph (1) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 30 calendar days after the date that such written notice has been given to the Executive in which to cure such conduct to the extent such cure is possible. If, at the end of the thirty day period, the Board confirms that, in its judgment, grounds for Cause on the basis of the original notice still exist, the Executive shall thereupon be terminated for cause.

                      (2)        In the event the Company terminates the Executive’s employment for Cause:

                                    (a)        Executive shall be entitled to base salary through the date of the termination; and

                                    (b)        The Executive will forfeit the Annual Incentive Award earned during the fiscal year in which he is terminated.

        D.        Termination without Cause or Termination for Good Reason.   In the event the Executive’s employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Termination for Good Reason, the Executive shall be entitled to the following benefits:

                      (1)        Base salary through the date of termination;

                      (2)        Base salary, at the annualized rate in effect on the date of termination, for a period of twenty-four (24) months following such termination.

        E.        Termination resulting from a Change in Control.   If, within 12 months of a Change in Control, the Executive’s employment is terminated by the Company without Cause, other than due to Disability or death, or if there is a Termination for Good Reason, the Executive shall be entitled to receive the following benefits:

                      (1)        Base salary through the date of termination;

                      (2)        Lump sum award equal to twenty-four (24) months of base salary, paid following termination.

        F.        Voluntary Termination; Retirement.

                      (1)        A termination of Employment by the Executive on his own initiative, other than a termination due to death or Disability or a Termination for Good Reason or retirement following the end of the Term of Employment, shall have the same consequences as provided in Section 5(C)(2) for a termination for Cause. A voluntary termination under this Section 5(F) shall be effective 30 calendar days after prior written notice is received by the Company.

        G.        No Mitigation; No Offset.   In the event of any termination of employment under this Section 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

        H.        Nature of Payments.   Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

        6.       Confidentiality.

        A.        The Executive agrees that he will not, at any time during the Term of Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or Affiliate of the Company, obtain during the course of his employment, except as required in the course of such employment or with the written permission of the company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

        B.        The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment and his personal rolodex, phone book and similar items.

        C.        The Executive agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 6; accordingly, the Company shall be entitled, in addition to its rights at law, to an injunction and other equitable relief without the need to post a bond.

        7.       Noncompetition and Nonsolicitation.

        A.        During the Term of Agreement, and for a period of 12 months after the date the Executive’s employment terminates, the Executive shall not, without the prior approval of the Board, in the same or a similar capacity, engage in or invest in, or aid or assist anyone else in the conduct of any business which directly competes with the business of the Company and its subsidiaries and Affiliates as conducted during the term hereof. In any court of competent jurisdiction shall determine that any of the provisions of this Section 7 shall not be enforceable because of the duration or scope thereof, the parties hereto agree that said court shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and this Agreement in its reduced form shall be valid and enforceable to the extent permitted by law; and

        B.        During the Term of Agreement and for a period of 12 months after the date the Executive’s employment terminates, Executive shall not attempt, directly or indirectly, to induce any employee of the Company, or any subsidiary or any Affiliate thereof, to be employed or perform services elsewhere.

        C.        Subject to the provisions of Sections 7(A), 7(B) and 7(D) and notwithstanding any other provisions of this Agreement, any and all payments (except those made from Company-sponsored tax-qualified pension or welfare plans), benefits or other entitlements to which the Executive may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if the Executive breaches the provisions as set forth in Section 7(A) or 7(B). The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this Section 7 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon, compliance with this Section 7.

        D.        Anything in Section 7(C) to the contrary notwithstanding, no forfeiture or cancellation shall take place with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practice unless the Company shall have first given the Executive written notice of its intent to so forfeit, or cancel or pay out and Executive has not, within 30 calendar days of giving such notice, ceased such unpermitted activity, provided that the foregoing prior notice procedure shall not be required with respect to:

                      (1)        An activity which the Executive initiated after the Company had informed the Executive in writing that it believed such activity violated Section 7(A) or 7(B);

                      (2)        Any competitive activity regarding products or services which are part of a line of business which represents more than 5% of the Company’s consolidated gross revenues for its most recent completed fiscal year at the time the competitive activity commences.

        E.        Nothing in this Section 7 shall prohibit the Executive from being a passive owner of not more than one percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

        8.       Resolution of Disputes.

        Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in New Ulm, Minnesota, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of mediation, arbitration or litigation, except that the Company shall bear all such costs if the Executive prevails in such mediation, arbitration or litigation on any material issue.

        9.       Indemnification.

        A.        The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or by-laws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Minnesota, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 30 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

        B.        Neither the failure of the Company (including its Board, independent legal counsel or members) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 9(A) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or members) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

        C.        The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

        10.       Assignability; Binding Nature.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by Will or operation of law.

        11.       Representation.

        The Company represents and warrants that it is fully authorized an empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents that the performance of his obligations under this Agreement will not violate any agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

        12.       Entire Agreement.

        This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

        13.       Amendment or Waiver.

        No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive and approved by the Board.

        14.       Severability.

        In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

        15.       Survivorship.

        Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment. This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party.

        16.       References.

        In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        17.       Governing Law/Jurisdiction.

        This Agreement shall be governed in accordance with the laws of Minnesota without reference to principles of conflict of laws.

        18.       Notices.

        All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

New Ulm Telecom, Inc.
27 North Minnesota Street
New Ulm, MN 56073

ATTENTION:
Perry Meyer
Board of Directors, Compensation Committee Chair

If to the Executive:

Bill Otis
c/o NU Telecom, Inc.
27 North Minnesota Street
New Ulm, MN 56073

        19.       Headings.

        The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

NEW ULM TELECOM, INC.

Dated:	July 12, 2006	By:	/s/ James P. Jensen
James P. Jensen, Chairman of the Board

Dated:	June 29, 2006	By:	/s/ Bill Otis
Bill Otis, Chief Executive Officer